EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

          We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Electro-Tec Corporation Employee Retirement Benefit Plan of our reports (a) dated January 31, 2004, with respect to the consolidated financial statements and schedule of Kaydon Corporation included in the Annual Report (Form 10-K) and (b) dated May 31, 2004, with respect to the financial statements and schedule of the Electro-Tec Corporation Employee Retirement Benefit Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/	Ernst & Young LLP Detroit, Michigan October 4, 2004